                                                                 EXHIBIT 99.1



For Immediate Release

Investor contacts:                              Media Contacts

Samuel J. Levenson, CPA                         Susan
Director - Investor Relations                   Director -
Staples, Inc.                                   Staples, Inc.
(508) 370-7963                                  (508)

Barry Goldstein                                 Gary Schweikhart
Executive Vice President and CFO                Director of Public Relations
Office Depot, Inc.                              Office Depot, Inc.
(561) 265-4237                                  (561) 265-4399


     STAPLES, INC. AND OFFICE DEPOT, INC. SIGN DEFINITIVE MERGER AGREEMENT

           TRANSACTION EXPECTED TO BE ACCRETIVE TO EARNINGS PER SHARE

        Westborough, MA and Delray Beach, FL, September 4, 1996 - Office Depot (NYSE:ODP) and Staples, Inc. (NASDAQ:SPLS) today announced a definitive agreement to merge into a single company. Both companies revolutionized the office products industry over the past 10 years by providing dramatically lower prices to small business customers. The new company, Staples/Office Depot, will be able to provide even more customer savings and convenience as a result of the combined synergies and its more than 1,100 office superstore locations which will be renamed STAPLES THE OFFICE DEPOT. Additionally, the combined mail order and contract stationer divisions will also be able to pass on improved savings as a result of this strategic combination.

        The transaction is intended to be a tax-free exchange of shares pursuant to which the stockholders of Office Depot will receive 1.14 shares of Staples common stock for each outstanding share they own. The merger will be accounted for as a pooling of interests and is subject to customary closing conditions, including the approval of the stockholders of both companies and required regulatory approvals. In connection with the merger, the participants also issued mutual options to purchase up to 19.9% of the outstanding stock of the other company under certain conditions. Office Depot has adopted a Stockholder Rights Plan under which rights will be issued to Office Depot stockholders of record on September 16, 1996; the Rights Plan does not apply to the proposed merger with Staples.

        It is anticipated that the companies will realize various synergies and that the merger will have an accretive impact on earnings per share for the shareholders of both companies.

                                    - more -

        David Fuente, currently Chairman and Chief Executive Officer of Office Depot will serve as Chairman of the new formed company. Thomas Stemberg, Chairman & Chief Executive Officer of Staples, Inc. will serve as the CEO. Martin Hanaka, President and Chief Operating Officer of Staples, Inc. will assume the same role in the new company.

        Commenting on the benefits of the merger, Fuente stated, "Our new company operates in an office products industry which is very large, highly fragmented and growing rapidly. As a result of this strategic combination, we will be better positioned to participate fully in the enormous growth opportunities that exist in our industry."

        Stemberg said, "Both Staples and Office Depot were founded a decade ago to bring savings to purchasers of office products. The combined company, with over $10 billion in revenues, will be able to offer even greater value to our customers through increased operating efficiency and purchasing scale."

        Martin Hanaka, Chief Operating Officer, noted, "The similarity of our operating philosophies and values provides the ideal atmosphere for this merger, where the key for our success will be to combine the very best attributes of both companies; the best of both management teams, the best systems, the best customer service practices and our highly complementary store and commercial warehouse networks to create a more convenient shopping experience and lower prices for our customers."

        The corporate headquarters of Staples/Office Depot will be located in Massachusetts. However, the company intends to maintain significant and strategic presence in Delray Beach, Florida where, among other functions, all of Office Depot's MIS department and its Business Services division will continue to be located. The company believes that through harnessing the synergies associated with the merger, it will be able to create a significant number of jobs through continued store openings and administrative opportunities at its expanded headquarters location.

        Staples, Inc. currently operates 517 office products superstores in over 100 markets across the US and in Canada under the names "Staples", "Staples Express", "Business Depot" and "Bureau En Gros". The company operates a delivery business, Staples Direct, and also has contract stationer operations under the names "Staples Business Advantage" and "Staples National Advantage" which serve the needs of large regional and national corporations, respectively. In addition, Staples, Inc. is a joint venture partner in start-up office supply store chains in the United Kingdom (Staples UK) and Germany (Maxi-Papier-Markt
GmbH).

        Office Depot currently operates 539 stores. In the United States, this includes 532 office supply superstores, four images locations and three Furniture at Work stores, in addition to a national business-to-business delivery network that includes 23 customer service centers and three national Telecenters. The Company also operates 32 office supply superstores in Canada and joint ventures or licensed operations in Mexico, Israel, Poland, Thailand, France, Columbia and Japan.

                                    - more -

        Various statements in this release may constitute forward-looking statements. Actual results may differ materially from those indicated as a result of various important factors, which are discussed in Office Depot's and Staples most recent Annual Reports on Forms 10-K which are on file with the Securities and Exchange Commission. Additional risks may arise as a result of the proposed merger such as the ability of the combined company to execute the anticipated integration and realize the expected synergies.


                                     # # #